Exhibit 99.1

SCICLONE REPORTS SECOND QUARTER RESULTS

— Record ZADAXIN Sales of $16.2 Million and Net Income of $5.1 Million —

San Mateo, CA, July 28, 2003 — SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported net income of $5,124,000, or $0.13 per fully diluted share, for the second quarter ended June 30, 2003. Revenues from sales of ZADAXIN®, the company’s lead immune system enhancer drug, reached a record $16,207,000, driven primarily by a significant unanticipated surge in orders related to the SARS epidemic in China last April.

Commenting on the results, Donald R. Sellers, SciClone’s President and Chief Executive Officer said, “While our primary focus continues to be on managing the progress of our two U.S. phase 3 hepatitis C clinical trials, I am very proud of how our employees, suppliers, and importers responded quickly and responsibly to the SARS related short term increase in demand for ZADAXIN in China and our ability to make similar adjustments as ZADAXIN market conditions normalize.”

Sales reached $16,207,000 for the second quarter of 2003, a 300% increase over the $4,048,000 reported for the second quarter 2002 and a 224% increase over the $5,000,000 reported for the first quarter of 2003. Net income of $5,124,000, or $0.13 per fully diluted share, for the second quarter 2003 compares to a net loss of $3,345,000, or $0.10 per share, for the second quarter of 2002, and a net loss of $2,862,000, or $.08 per share, for the first quarter of 2003. In addition, the company recognized $224,000 as contract revenue from its European marketing partner, Sigma-Tau in each of these periods.

Richard A. Waldron, SciClone’s Chief Financial Officer, explained, “Compared to the first quarter of 2003, product sales increased by $11,207,000, gross margin increased by $9,292,000, and net income reached 31% of net revenue. These results were achieved even with the budgeted increase in research and development expenses associated with our two 500 patient phase 3 hepatitis C trials and finalizing the data from our Japanese phase 3 hepatitis B trial. In addition, with accelerated collections of receivables in the second quarter, the $1,382,000 increase in accounts receivable was low relative to the increase in sales. These factors contributed to an $8,787,000 increase in our cash position during the second quarter and to our continued ability to fund our ongoing U.S. phase 3 clinical trials. As the SARS epidemic has become more contained, we expect sales and other operating results in the third and in future quarters to be more consistent with sales patterns in prior quarters.”

For the six months ended June 30, 2003, revenues from ZADAXIN sales totaled $21,207,000, a 165% increase over the $7,996,000 reported for the same period of the prior year. Net income for the six months ended June 30, 2003 was $2,262,000, or $0.06 per fully diluted share, versus a net loss of $5,748,000, or $0.17 per share, during the same period of the prior year.

Positive operating cash flow of $5,602,000 for the second quarter of 2003 compared favorably to cash used in operations of $5,490,000 in the first quarter of 2003. Cash, cash equivalents, and short-term investments totaled $26,372,000 at June 30, 2003, compared to $17,585,000 at March 31, 2003 and $24,400,000 at June 30, 2002. Most of the increase from March 31, 2003 was attributable to the cash flow from operations and the receipt of $2.5 million from institutional investors exercising warrants to purchase common stock.

Other recent developments at SciClone include:

•	In July, SciClone was added to the Russell 3000 index. In May, SciClone was added to the NASDAQ Biotechnology Index.

•	In July, SciClone sponsored a satellite symposium that was attended by over 150 participants at the European Association for the Study of the Liver (EASL) in Geneva, Switzerland where internationally renowned experts in immunology and liver disease discussed ZADAXIN as a treatment for hepatitis C and hepatitis B.

•	In June, SciClone announced positive data from its phase 3 clinical trial in Japan using ZADAXIN as a treatment for hepatitis B and its intent to file a Japanese New Drug Application. Efficacy measurements showed that 27% of patients had negative hepatitis B viral DNA, 23% of patients had a successful interruption of viral replication, and 20% of patients demonstrated a sustained seroconversion and the development of antibody to the hepatitis B virus e-antigen. Patients with chronic hepatitis B who demonstrate a sustained seroconversion are widely considered to be cured of their chronic hepatitis B. By comparison, in separate regulatory studies lamivudine produced a sustained seroconversion in 16% of Asian patients and adefovir dipivoxil produced a sustained seroconversion in 12% of patients.

•	In June, SciClone announced the results of a tuberculosis animal model study demonstrating the mechanism of action of SCV-07, the Company’s proprietary compound that enhances the immune system. The study showed that SCV-07 stimulated a Th1 immune response, which led to a significant decrease in the lung damage index in the treatment group.

SciClone management will host a live audio webcast and conference call at 1:00 pm EDT (10:00 am PDT) today, Monday, July 28, 2003. The conference call may include forward looking statements. Financial information to be discussed in the conference call will be posted on the newsroom section of SciClone’s web site at http://www.sciclone.com prior to the commencement of the conference call. To participate in the conference call, please log-on at http://www.sciclone.com or call 800-374-0564 (U.S./Canada) or 706-634-6376 (international) and refer to SciClone when your call is answered by the operator. A replay will be available for two weeks. To access the replay, log on to http://www.sciclone.com or dial 800-642-1687 (U.S./Canada) or 706-645-9291 (international) and enter access code 1832532.

About SciClone
 SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. Its lead product ZADAXIN is in several late-stage clinical trials, including two phase 3 hepatitis C clinical trials in the U.S., a recently completed phase 3 hepatitis B clinical trial in Japan, a phase 2 malignant melanoma clinical trial in Europe, and two phase 2 liver cancer trials in the U.S. In addition to ZADAXIN, SciClone’s drug development opportunities include SCV-07, a potentially orally available therapy to treat viral and infectious diseases, and products to address the protein-based disorder that causes cystic fibrosis. Additional information is available at www.sciclone.com.

The information in this press release contains forward-looking statements including expectations and beliefs regarding sales and demand for ZADAXIN, our future financial results and the fact that the experimental or clinical data described may imply certain actual results in larger patient populations. Words such as “expects,” “plans,” “believe,” “may,” “will,” “anticipated,” “intended” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including changes in demand for ZADAXIN, results obtained from future studies of ZADAXIN, the progress or failure of clinical trials, the course of the SARS epidemic and the fact that experimental data and clinical results derived from studies with a limited group of patients may not be predictive of the results of larger studies, as well as other risks and uncertainties described in SciClone’s filings with the Securities and Exchange Commission.

Corporate information contact:
Richard A. Waldron, CFO
650-358-3437

SCICLONE PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Product sales	$16,207,000	$4,048,000	$21,207,000	$7,996,000
Contract revenue	224,000	224,000	448,000	224,000

Total revenue	16,431,000	4,272,000	21,655,000	8,220,000
Cost of product sales	2,931,000	815,000	3,947,000	1,607,000

Gross margin	13,500,000	3,457,000	17,708,000	6,613,000
Operating expenses:
Research and development	4,308,000	3,771,000	8,091,000	6,297,000
Sales and marketing	3,025,000	2,066,000	5,254,000	4,074,000
General and administrative	1,035,000	955,000	2,047,000	1,947,000

Total operating expenses	8,368,000	6,792,000	15,392,000	12,318,000

Gain (loss) from operations	5,132,000	(3,335,000)	2,316,000	(5,705,000)
Interest and investment income	43,000	76,000	96,000	152,000
Interest and investment expense	(90,000)	(90,000)	(181,000)	(180,000)
Other income (expense), net	39,000	4,000	31,000	(15,000)

Net income (loss)	$5,124,000	$(3,345,000)	$2,262,000	$(5,748,000)

Earnings per share:
Basic net income (loss) per share	$0.14	$(0.10)	$0.06	$(0.17)

Diluted net income (loss) per share	$0.13	$(0.10)	$0.06	$(0.17)

Weighted average shares used in computing:
Basic net income (loss) per share	37,672,876	33,595,568	35,497,477	33,092,358

Diluted net income (loss) per share	40,490,411	33,595,568	39,338,964	33,092,358

SCICLONE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002

	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,363,000	$20,233,000
Restricted short-term investments	685,000	685,000
Other short-term investments	324,000	232,000
Accounts receivable, net of allowances of $638,000 in 2003 and 2002	11,923,000	9,276,000
Inventories	2,936,000	3,431,000
Prepaid expenses and other current assets	2,358,000	2,297,000

Total current assets	43,589,000	36,154,000
Property and equipment, net	90,000	111,000
Intangible assets, net	647,000	682,000
Other assets	148,000	164,000

Total assets	$44,474,000	$37,111,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,213,000	$3,150,000
Accrued compensation and employee benefits	839,000	1,089,000
Accrued clinical trials expense	739,000	966,000
Accrued professional fees	546,000	679,000
Deferred revenue	895,000	895,000
Other accrued expenses	224,000	259,000

Total current liabilities	7,456,000	7,038,000
Deferred revenue	671,000	1,119,000
Convertible notes payable	5,600,000	5,600,000
Commitments and contingencies Shareholders’ equity:
Common stock no par value; 75,000,000 shares authorized; 38,257,025 and 36,904,916 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	161,334,000	156,290,000
Accumulated other comprehensive income	167,000	79,000
Accumulated deficit	(130,754,000)	(133,015,000)

Total shareholders’ equity	30,747,000	23,354,000

Total liabilities and shareholders’ equity	$44,474,000	$37,111,000

SCICLONE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended

	June 30, 2003	June 30, 2002

	(unaudited)	(unaudited)
Operating activities:
Net income (loss)	$2,262,000	$(5,748,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	90,000	292,000
Changes in operating assets and liabilities:
Accounts receivable, net	(2,647,000)	(867,000)
Inventories	495,000	164,000
Prepared expenses and other current assets	(59,000)	777,000
Accounts payable and other accrued expenses	1,027,000	(151,000)
Accrued compensation and employee benefits	(250,000)	(298,000)
Accrued clinical trials expense	(226,000)	817,000
Accrued professional fees	(132,000)	(18,000)
Deferred revenue	(448,000)	2,461,000

Net cash provided by (used in) operating activities	112,000	(2,571,000)

Investing activities:
Purchase of property and equipment	(20,000)	(43,000)
Payment on purchase of marketable securities	(4,000)	(7,000)

Net cash used in operating activities	(24,000)	(50,000)

Financing activities:
Proceeds from issuance of common stock net of financing costs	5,042,000	10,524,000

Net cash provided by financing activities	5,042,000	10,524,000

Net increase in cash and cash equivalents	5,130,000	7,903,000
Cash and cash equivalents, beginning of period	20,233,000	15,518,000

Cash and cash equivalents, end of period	$25,363,000	$23,421,000